Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ADDS NEW BOARD MEMBER
PKF Consulting CEO Joins as Member of Audit Committee
DALLAS — (December 1, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that Thomas E. Callahan has joined the Board of Directors, increasing the total number of directors to eight and independent directors to six. Mr. Callahan will serve on the Company’s audit committee.
Mr. Callahan is Co-President and Chief Executive Officer of PKF Consulting, an international firm of management consultants, industry specialists and appraisers who provide a full range of services to the hospitality, real estate and tourism industries. PKF owns the Trends in the Hotel Industry database, the oldest and most comprehensive source of hotel financial information in the United States. Mr. Callahan’s areas of expertise include economic, financial, operational, management and valuation consulting for the real estate, hospitality and related service industries.
Commenting on the announcement, Monty J. Bennett, Ashford’s Founder, President and CEO, stated, “Tom is well-known and respected within the real estate community. His experience in the hotel industry and his insight will be a valuable addition to the Board.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254      Phone: (972) 490-9600